EXHIBIT 10.3

SIGN-ON INCENTIVE RECOVERY AGREEMENT

This Sign-On Incentive Recovery Agreement (“Agreement”) is made this 5th day of November, 2012 by and between Lee A. Spirer (“Employee”) and Navigant Consulting, Inc. (“NCI” or “Company”).

1.	NCI has offered employment to Employee and, as incentive to Employee to accept the offer, has agreed to pay Employee a one-time incentive bonus.

2.	Employee has accepted employment with NCI.

In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1.	INCENTIVE BONUS. NCI will pay Employee a one-time incentive bonus (“Incentive Bonus”) of $68,750 payable with Employee’s first paycheck.

2.

REPAYMENT. In the event that Employee either a) fails to begin employment with NCI as scheduled, or b) voluntarily terminates his employment with NCI without Good Reason (as defined in the Employment Agreement between Employee and NCI, of even date herewith (the Employment Agreement”), or c) is terminated by NCI for Cause (as defined in the Employment Agreement) within twelve (12) months of the date on which Employee commenced employment with NCI (“Bonus Recovery Period”), Employee will immediately repay NCI 1/12th of the Incentive Bonus times the number of full or partial calendar months remaining in the Bonus Recovery Period without demand for payment. For purposes of calculating the repayment amount, any partial month in the Bonus Recovery Period will be prorated on a daily basis, based on the number of days in such month.

3.	EMPLOYEE AUTHORIZATION. Employee hereby authorizes NCI, without further notice to Employee, to withhold either from Employee’s final pay, accrued bonus, any final expense reimbursement due Employee, or any accrued vacation amount, such amounts sufficient to satisfy the repayment obligation described in Paragraph 2 of this Agreement.

4.	ATTORNEY’S FEES AND INTEREST. If Employee fails to repay the Incentive Bonus as set forth in this Agreement and NCI refers the matter to an attorney for collection, Employee agrees to pay all costs and reasonable attorney’s fees incurred by NCI in connection with such collection efforts. Interest shall accrue from the date of default at the prime rate as published in the Wall Street Journal as of the date Employee is in default of his repayment obligation.

5.	CONSTRUCTION. This Agreement shall be governed by and constructed and enforced under the laws of the State of Illinois.

6.	SUCCESSORS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors, assigns, heirs, survivors, and personal representatives of Employee and shall inure to the benefit of NCI, its successors and assigns.

7.	NO BREACH. No breach of any provision of this Agreement shall be deemed waived unless it is waived in writing. Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

Lee A. Spirer

November 5, 2012

8.	AMENDMENTS. This Agreement may be amended or modified only by written agreement duly executed by Employee and NCI.

9.	SEVERABILITY. In the event that any provision or provisions of this Agreement shall be declared to be illegal or unenforceable by a court of competent jurisdiction, such illegality or unenforceability shall not affect the validity and enforceability of the remaining provisions.

This is a contract. By signing this Agreement, Employee understands and acknowledges that he is undertaking an enforceable legal obligation and authorizing NCI to take certain actions to protect its interests.

Sincerely,

Navigant Consulting, Inc.

By:	/s/ Julie M. Howard
Julie M. Howard Chief Executive Officer

Agreed and accepted:

By:	/s/ Lee A. Spirer
Lee A. Spirer

Dated 10/23/2012

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